Exhibit 99.1

FOR IMMEDIATE RELEASE
November 7, 2019

H&R Block Announces Addition to its Board of Directors

Anu Gupta, Chief Operating Officer of Jyve Corp. brings background in innovation and operational excellence

KANSAS CITY, Mo. - H&R Block (NYSE: HRB) announced today the appointment of Anuradha (Anu) Gupta, Chief Operating Officer of Jyve Corp. to its Board of Directors effective immediately, increasing its Board of Directors to 11.

“I am pleased to welcome Anu to H&R Block’s Board of Directors,” said Robert A. Gerard, Chairman of the Board. “Her wealth of experience leading innovation, operational excellence and growth makes her the perfect addition to the Board as we guide the long-term strategy of the company and build enduring success. I look forward to her contributions as we serve the financial needs of consumers and small business owners.”

Since 2018, Gupta has served as the Chief Operating Officer of Jyve Corp., a San Francisco-based software company focused on the emerging skill-based economy, connecting brands and retailers with certified talent for in-store merchandising and execution. Previously, she was the Senior Vice President - Operational Excellence at Target Corporation and has also held senior-level operational roles at private equity firm Hellman & Friedman LLC, The Michaels Companies, Inc., Safeway, Inc. and global technology firm HCL Technologies.

“I am excited to join the H&R Block Board of Directors. It is a highly respected and trusted brand that is innovative and very focused on living out its purpose to help millions of consumers every year,” said Gupta.

Gupta has been honored as a member of “Fortune’s Most Powerful Women 2019.” She holds a Master of Business Administration and a Bachelor of Science degree with honors from the University of Delhi.
###
About H&R Block
H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 11,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2019, H&R Block had annual revenues of $3.1 billion with over 23 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom.

For Further Information
Investor Relations: Colby Brown ǀ (816) 854-4559 ǀ colby.brown@hrblock.com
Media Relations: Susan Waldron ǀ (816) 854-5522 ǀ susan.waldron@hrblock.com